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FOR IMMEDIATE RELEASE


CONTACTS:       FOR PCA INTERNATIONAL                  FOR JUPITER PARTNERS
                John Grosso                            Anna Cordasco
                President and                          Managing Director
                Chief Executive Officer                Sard Verbinnen & Co.
                704/847-8011                           212/687-8080



                JUPITER PARTNERS AND SENIOR MANAGEMENT TO ACQUIRE
                     PCA INTERNATIONAL FOR $26.50 PER SHARE


      MATTHEWS, NORTH CAROLINA, APRIL 21, 1998 - PCA International, Inc. (NASDAQ: PCAI), and Jupiter Partners L.P. announced today they have entered into a definitive merger agreement under which Jupiter Partners and PCA senior management including John Grosso, President and Chief Executive Officer of PCA, will acquire between 95% and 97% of the primary common stock of PCA for $26.50 per share. The transaction, which will be accounted for as a recapitalization, is valued at approximately $276 million, including the refinancing of existing debt. The merger has been approved by the Board of Directors of PCA and is expected to be completed in July. PCA will continue to be run by its current management team led by Mr. Grosso.

      Under the terms of the agreement, the holder of each share of common stock of PCA can elect to receive $26.50 in cash for each share or to retain (subject to proration) a share of stock in the surviving entity. Public shareholders will be permitted to retain (subject to proration) a continuing equity interest in the Company of no more than approximately 4.5% and no less than approximately 3.4% of the current outstanding shares of the Company.

      "This transaction represents an outstanding opportunity for PCA and its shareholders," said Grosso. "The partnership with Jupiter offers a unique win-win scenario for everyone involved. It provides public shareholders a cash premium to the market and the opportunity for continuing equity participation. For the new equity holders, along with all PCA employees, customers and retail partners, this allows us to pursue our longer-term business plan for the benefit of all our constituencies."
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                                     -more-

      "PCA has an outstanding management team, highly skilled employees and excellent customer relationships," said John A. Sprague, General Partner, Jupiter Partners. "We look forward to working closely with management and providing strong support for the Company as it continues to pursue its strategy."

      The merger is subject to customary terms and conditions, including approval by PCA shareholders, the expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the receipt by Jupiter of funding under its financing commitments. Subject to various exceptions, the agreement places certain restrictions on the Company's ability to pursue alternative transactions.

      Senior bank financing for the recapitalization is expected to be provided by NationsBank, N.A. In addition, affiliates of NationsBank, N.A. and the Chase Manhattan Bank have committed to provide subordinated debt financing in connection with the recapitalization.

      The offer will be made only pursuant to documents that will be filed with the Securities and Exchange Commission and mailed to stockholders of PCA as promptly as practicable. The Company's annual meeting of shareholders, traditionally held in May following the fiscal year-end, will be delayed to allow for the preparation and filing of proxy materials. A Special Meeting of PCA shareholders will then be held for the purpose of considering and taking action upon the approval of the Merger Agreement and the Merger. The timing of this Special Meeting is yet to be determined.

      PCA International, Inc. is a holding company which sells and processes professional color portraits of children, adults and families. The Company operates 2,075 portrait studios within Kmart and Wal-Mart stores and supercenters in the United States, Canada, Mexico, Puerto Rico, and South America. The Company also operates an extensive traveling business providing portrait photography services in approximately 1,400 additional retail locations and to church congregations and other institutions.

         Jupiter Partners L.P. is a New York-based investment firm organized to invest in management buyouts and growth capital opportunities. Founded in 1994, Jupiter Partners has over $500 million in total committed capital. Including its pending investment in PCA, Jupiter Partners has completed equity investments totaling over $350 million in eight companies.


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